Exhibit 99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Opportunities Trust of our report dated July 22, 2026, relating to the financial statements and financial highlights of Virtus Stone Harbor Emerging Markets Bond Fund, Virtus Stone Harbor Emerging Markets Debt Income Fund, and Virtus Stone Harbor Local Markets Fund, which appears in Virtus Opportunities Trust’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2026. We also consent to the references to us under the headings “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, “Financial Statements”, “Financial Highlights” and “Glossary” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
September 22, 2026